Exhibit 99.5

Xenith Bankshares, Inc. and Subsidiary

Unaudited Pro Forma Combined Condensed Balance Sheet

Effective July 29, 2011, Xenith Bank, a Virginia banking corporation (“Xenith”) and wholly-owned subsidiary of Xenith Bankshares, Inc. (the “Company”), acquired select loans and related assets associated with the Richmond, Virginia branch office of Paragon Commercial Bank (the “Paragon Branch”), a North Carolina banking corporation, and the assumption of certain select deposits and related liabilities associated with the Paragon Branch (the “Paragon Transaction”).

Also effective July 29, 2011, Xenith acquired substantially all of the assets and assumed certain liabilities, including all deposits, of Virginia Business Bank (the “Failed Bank Acquisition”), a Virginia banking corporation located in Richmond, Virginia (the “Failed Bank”), which was closed on July 29, 2011 by the Virginia State Corporation Commission. The Federal Deposit Insurance Corporation is acting as court-appointed receiver of the Failed Bank.

The following unaudited pro forma combined condensed balance sheet is presented to illustrate the effects of the Paragon Transaction and the Failed Bank Acquisition on the historical balance sheet of the Company as of June 30, 2011, assuming that the Paragon Transaction and the Failed Bank Acquisition occurred on June 30, 2011. The Paragon Transaction and the Failed Bank Acquisition were recorded under the acquisition method of accounting, whereby the acquired assets and assumed liabilities are recorded by the Company at their estimated fair values as of July 29, 2011, the date the acquisitions were completed. As explained in the accompanying notes to the unaudited pro forma combined condensed balance sheet, the allocation of the purchase price to the acquired assets and assumed liabilities is subject to adjustment. The final determination of estimated fair values will be made when all necessary information becomes available and management has completed its analysis.

It is anticipated that the Paragon Transaction and the Failed Bank Acquisition will provide certain benefits to the Company, such as higher net interest income and allow the Company to leverage its existing infrastructure costs, among other items; although, no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma combined condensed balance sheet. As required, the unaudited pro forma combined condensed balance sheet includes adjustments that reflect events that are directly attributable to the acquisitions. The unaudited pro forma combined condensed balance sheet is presented for illustrative purposes only and is not indicative of the financial condition or financial results of the Company had acquisitions been completed on June 30, 2011, nor is it indicative of the future financial condition or financial results of the Company.

The unaudited pro forma combined condensed balance sheet is derived from and should be read in conjunction with (1) the historical financial statements and accompanying notes of the Company contained in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2011, and (2) the Statement of Assets Acquired and Liabilities Assumed as of June 30, 2011 (unaudited) and December 31, 2010 and Statement of Revenues and Direct Expenses for the year ended December 31, 2010 and the six-month periods ended June 30, 2011 and 2010 (unaudited) for the Paragon Transaction, included as Exhibit 99.3 to the Current Report on Form 8-K/A of which this Exhibit 99.5 is a part, and (3) the Statement of Assets Acquired and Liabilities Assumed as of July 29, 2011 for the Failed Bank Acquisition, included as Exhibit 99.4 to the Current Report on Form 8-K/A of which this Exhibit 99.5 is a part.

XENITH BANKSHARES, INC. AND SUBSIDIARY

PRO FORMA COMBINDED CONDENSED BALANCE SHEET

(Unaudited)

(in thousands)	Xenith Bankshares, Inc. June 30, 2011	Paragon Branch	Failed Bank	Pro Forma Adjustments	Xenith Bankshares, Inc. Pro Forma Balance Sheet
Assets
Cash and cash equivalents	$19,278	$17,434	$37,014	$—	$73,726
Securities available-for-sale, at fair value	62,320	—	—	—	62,320
Loans, net of allowance for loan and lease losses of $2,986	180,675	56,468	56,929	—	294,072
Premises and equipment, net	6,240	5	—	—	6,245
Other real estate owned	—	—	880	—	880
Goodwill and other intangible assets, net	14,049	2,470	—	—	16,519
Accrued interest receivable	871	212	254	—	1,337
Other assets	5,162	—	1,039	—	6,201

Total Assets	$288,595	$76,589	$96,116	$—	$461,300

Liabilities and Shareholders’ equitiy
Deposits
Demand and money market	$103,371	$72,506	$2,652	$—	$178,529
Savings	3,637	—	—	—	3,637
Time	94,943	4,044	74,873	—	173,860

Deposits	201,951	76,550	77,525	—	356,026

Accrued interest payable	406	39	46	—	491
Deferred tax liability	—	—	2,944	(2,944)	—
FHLB borrowings	20,000	—	9,885	—	29,885
Other liabilities	1,418	—	1	—	1,419

Total Liabilities	223,775	76,589	90,401	(2,944)	387,821

Shareholders’ equity
Preferred stock, $1.00 par value, 25,000,000 shares authorized; 0 shares issued and outstanding	—	—	—	—	—
Common stock, $1.00 par value, 100,000,000 shares authorized as of June 30, 2011; 10,446,928 issued and outstanding	10,447	—	—	—	10,447
Additional paid-in capital	70,870	—	—	—	70,870
Accumulated deficit	(17,931)	—	5,715	2,944	(9,272)
Accumulated other comprehensive income, net of tax	1,434	—	—	—	1,434

Total Shareholders’ Equity	64,820	—	5,715	2,944	73,478

Total Liabilities and Shareholders’ Equity	$288,595	$76,589	$96,116	$—	$461,300

See notes to unaudited pro forma combined condensed balance sheet.

Note 1. Description of Transactions

Effective July 29, 2011, Xenith Bank, a Virginia banking corporation (“Xenith”) and wholly-owned subsidiary of Xenith Bankshares, Inc. (the “Company”), completed the acquisition of select loans totaling approximately $59 million and related assets associated with the Richmond, Virginia branch office (the “Paragon Branch”) of Paragon Commercial Bank, a North Carolina banking corporation (“Paragon”), and the assumption of certain select deposit accounts totaling approximately $76 million and related liabilities associated with the Paragon Branch (the “Paragon Transaction”).

The Paragon Transaction was completed in accordance with the terms of the Amended and Restated Purchase and Assumption Agreement, dated as of July 25, 2011 (the “Paragon Agreement”), between Xenith and Paragon. Under the terms of the Paragon Agreement, Paragon retained the real and personal property associated with the branch office and, subject to receipt of required regulatory approvals, the branch office will be closed.

Under the terms of the Paragon Agreement, at the closing of the Paragon Transaction, Paragon made a cash payment to Xenith in the amount of $17.3 million, subject to adjustment as provided in the Paragon Agreement.

Effective July 29, 2011, Xenith entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (the “FDIC”) (the “Failed Bank Agreement”) to acquire substantially all of the assets and assume certain liabilities, including all deposits, of Virginia Business Bank (the “Failed Bank Acquisition”), a Virginia banking corporation located in Richmond, Virginia (the “Failed Bank”), which was closed on July 29, 2011 by the Virginia State Corporation Commission. The FDIC is acting as court-appointed receiver of the Failed Bank. The Failed Bank Acquisition was completed without any shared-loss agreement.

Pursuant to the Failed Bank Agreement, Xenith received a discount of approximately $23.8 million on the net assets and did not pay a deposit premium on the deposits assumed. Xenith also received an initial cash payment from the FDIC in the amount of $17.8 million based on the discount on the net assets and the difference between the assets acquired and the liabilities assumed.

Note 2. Basis of Presentation

The unaudited pro forma combined condensed balance sheet is presented to illustrate the effects of the Paragon Transaction and the Failed Bank Acquisition on the historical balance sheet of the Company as of June 30, 2011, assuming that the Paragon Transaction and the Failed Bank Acquisition occurred on June 30, 2011.

The accompanying pro forma combined condensed balance sheet, including the historical balance sheet of the Company as of June 30, 2011, the Paragon Branch statement of assets acquired and liabilities assumed as of June 30, 2011 and the Failed Bank statement of assets acquired and liabilities assumed as of June 30, 2011, are presented for the purpose of complying with Article 11 of Regulation S-X for significant acquisitions.

In accordance with the relief granted in the letter, dated August 19, 2011, from the staff of the Division of Corporation Finance of the SEC to the Company, the pro forma financial information presented include only those assets acquired and liabilities assumed pursuant to the Paragon Transaction and the Failed Bank Acquisition.

The unaudited pro forma combined condensed balance sheet includes the effect of estimated adjustments to record the assets acquired and liabilities assumed of the Paragon Branch and the Failed Bank at their respective fair values based on management’s best estimate using information available at this time. The final determination of estimated fair values will be made when all necessary information becomes available and management has completed its analysis.

The unaudited pro forma condensed combined balance sheet is presented for illustrative purposes only and is not indicative of the financial condition or financial results of the Company had the acquisitions been completed on June 30, 2011, nor is it indicative of the future financial condition or financial results of the Company, which could differ materially from the historical results presented herein.

In accordance with the framework established by FASB ASC Topic 820 “Fair Value Measurements and Disclosures”, the Company used a fair value hierarchy to prioritize the information used to develop assumptions to develop estimates in determining fair values. The determination of where an asset falls in the hierarchy requires significant judgment. The fair value hierarchy is as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value to such assets or liabilities.

The following is a description of the valuation methods used to determine estimated fair values of significant assets and liabilities.

Cash and due from banks, accrued interest receivable, accrued interest payable

The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets and liabilities.

Loans

Fair values of loans are estimated based on discounted cash flows expected to be received using interest rates currently being offered, resulting in an estimated exit price that could be realized for similar assets with similar terms. Fair values for loans impaired at acquisition are estimated using the estimated fair value of underlying collateral, where applicable.

Other real estate owned

Other real estate owned is measured at the asset’s fair value less costs for disposal. The asset’s liquidation value less disposal costs is estimated using management’s assumptions, which are based on current market analysis or recent appraisals.

Deposit liabilities

The balance of deposits approximates the fair value payable to the accountholder based on current market rates and time to maturity.

Federal Home Loan Bank (“FHLB”) Borrowings

The fair values of FHLB borrowings were based on current pricing for similar borrowings supplied by the FHLB.

Note 3. Business Combination

The Company has accounted for the Paragon Transaction and the Failed Bank Acquisition under the acquisition method of accounting, whereby the acquired assets and assumed liabilities are recorded by the Company at their estimated fair values as of July 29, 2011, the date the acquisitions were completed.

The following table presents the allocation the consideration received to the acquired assets and assumed liabilities in the Paragon Transaction as of the acquisition date:

Assets acquired:
Cash	$146
Loans	58,291
Accrued interest receivable	212
Transportation equipment	5

Total assets acquired	58,654

Liabilities assumed:
Deposits	76,550
Accrued interest payable	39

Total liabilities assumed	76,589

Net liabilities assumed		$(17,935)
Adjustments to reflect assets and liabilities at fair value:
Loans		(1,823)
Core deposit intangible		2,470

Transaction consideration received		$17,288

The following table presents the allocation the consideration received to the acquired assets and assumed liabilities in the Failed Bank Acquisition as of the acquisition date:

Assets acquired:
Cash	$19,192
Loans	70,893
Other real estate owned	1,500
Accrued interest receivable	254
Other assets	1,039

Total assets acquired	92,878

Liabilities assumed:
Deposits	77,525
FHLB borrowings	9,371
Accrued interest payable	46
Other liabilities	1

Total liabilities assumed	86,943

Net assets acquired		$5,935
Adjustments to reflect assets and liabilities at fair value:
Loans		(13,964)
Other real estate owned		(620)
FHLB borrowing		(514)
Deferred tax liability		(2,944)

Transaction consideration received		17,822

Bargain purchase gain, net of tax		$5,715

Note 4. Pro forma Adjustment

The pro forma adjustment reflects the realization of $2.9 million of the Company’s deferred tax asset valuation allowance which is recognized upon the recognition of the bargain purchase gain resulting from the Failed Bank Acquisition.